Exhibit 10.1

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is entered into on April 19, 2024 (the “Effective Date”) by and between Guidehouse Managed Services LLC, a Delaware limited liability company (“GMS”), and PMG Services, Inc., a Florida corporation (“Client”), with reference to the following facts and circumstances:

WHEREAS, GMS provides comprehensive revenue cycle business process management services to healthcare entities;

WHEREAS, entities affiliated with Client are healthcare providers that deliver health care services to patients; and

WHEREAS, Client desires to utilize certain of the services provided by GMS and GMS desires to provide such services.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
DEFINITIONS; CAPTIONS; REFERENCES; TERMINOLOGY.
1.1
Definitions. Capitalized terms have the meanings set forth or referred to below and shall be equally applicable to both the singular and plural forms. Capitalized terms that are used and not otherwise defined shall have the meaning commonly used in the medical insurance industry.

“Acceptance Criteria” means: (i) conformance to the description or specification of the relevant Services and/or deliverables set out in, or developed and approved pursuant to, the applicable Statement of Work or Disentanglement Transition Plan (together with any additional criteria there set out) and/or set out in the Documentation (the Statement or Work or Disentanglement Transition Plan prevailing in the event of any conflict or inconsistency); or (ii) if there is no such description or specification, meeting Client’s commercially reasonable requirements.

“Acceptance Testing” has the meaning set forth in Section 3.6.2(b).

“Affiliate” means a business entity which directly or indirectly Controls, is under the Control of or under common Control with a party.

“Agreement” has the meaning set forth in the first paragraph.

“Auditor” means, with respect to a party, the independent third-party auditor designated by such party in writing from time to time, in its sole discretion.

“Business Associate Agreement” means a written agreement that contains the requirements set forth in HIPAA and 45 CFR 164.504(e)(2).

“CERT Letter” means a letter sent to a provider by the Centers for Medicare and Medicaid Services pursuant to its Comprehensive Error Rate Testing program requesting medical documentation for review of a claim(s).

“Change in Control” means (i) any change in the legal, beneficial or equitable ownership, direct or indirect, of an entity such that Control of such party entity is no longer with the same party or parties as immediately prior to such change, (ii) the sale or other disposition of all or substantially all of the assets of an entity to an entity that is not an Affiliate of such entity, or (iii) the entrance into a contract or arrangement that, upon consummation thereof, would result in the occurrence of an event set forth in (i) or (ii) hereof.

“Change Proposal” has the meaning set forth in Section 2.4.1.

“Claim” means any pending or threatened lawsuit, claim, action, suit, proceeding, inquiry, civil investigative demand, subpoena, or investigation (including proceedings, inquiries or investigations by any Governmental Body and/or so-called “whistleblower” actions or investigations or qui tam complaints, even if the government has declined to intervene in such “whistleblower” or qui tam complaint) or any similar type of action or investigation.

“Client” has the meaning set forth in the first paragraph and includes its permitted successors and permitted assigns.

“Client Data” has the meaning set forth in Section 14.1.2.

“Client Indemnitee” has the meaning set forth in Section 10.1.

“Client IP” has the meaning set forth in Section 14.1.1.

“Commencement Date” has the meaning set forth in Section 3.4.

“Comptroller” means the United States Comptroller General.

“Confidential Information” has the meaning set forth in Section 7.1.

“Consultants” has the meaning set forth in Section 7.4.

“Continued Service Period” has the meaning set forth in Section 2.5.1.

“Control” means: (i) the legal, beneficial, or equitable ownership, directly or indirectly, of (a) at least thirty-five percent (35%) of the aggregate of all voting equity interest in an entity or (b) equity interest having the right to at least thirty-five percent (35%) of the profits of an entity or, in the event of dissolution, to at least thirty-five percent (35%) of the assets of an entity; (ii) the right to appoint, directly or indirectly, a majority of the board of directors of the entity; (iii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise; or (iv)

in the case of a partnership, the holding by an entity (or one of its Affiliates) of the position of general partner.

“Cure Period” means the [***]-day period immediately following a party’s receipt of notice from the other party of any suspected material breach (other than a Payment Breach), as required in Section 3.2.

“Data Privacy Requirements” means applicable federal, state, and local laws and regulations, including applicable binding agency guidance relating to (i) privacy, confidentiality, integrity, availability, collection, use, access, processing, protection, security, deletion or disclosure of Client Data; (ii) cybersecurity (including secure software development); or (iii) artificial intelligence, automated decision making, or machine learning technologies.

“Demand” means a notice by a party to the other party pursuant to this Agreement describing such party’s Claims and Losses.

“Disabling Device” has the meaning set forth in Section 8.5.

“Disclosing Party” has the meaning set forth in Section 7.1.

“Disentanglement” has the meaning set forth in Section 3.6.1(b).

“Disentanglement Commencement Date” has the meaning set forth in Section 3.6.2(a).

“Disentanglement Period” has the meaning set forth in Section 3.6.2(a).

“Disentanglement Transition Plan” has the meaning set forth in Section 3.6.2(a).

“Dispute” means any dispute, Claim or controversy between the parties arising out of or related to this Agreement or any Statements of Work.

“Documentation” means, with respect to any particular items: (a) all of the written, printed, electronic, or otherwise formatted materials that relate to such items, or any component thereof; (b) all user, operator, system administration, technical, training, support, and other manuals and all other written, printed, electronic, or other format materials that represent, demonstrate, explain or describe the functional, operational or performance capabilities of such items; and (c) all specifications, materials, flow charts, notes, outlines, manuscripts, writings, pictorial or graphical materials, schematics, and other documents that represent, demonstrate, explain or describe such items.

“EEA” has the meaning set forth in Section 8.6(a).

“Effective Date” has the meaning set forth in the first paragraph.

“Expenses” means any and all out-of-pocket expenses incurred in connection with investigating, defending, asserting or enforcing any Claim or alleged Claim, including court filing fees, court costs, arbitration or mediation fees or costs, witness fees, discovery costs and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals.

“Extension Term” has the meaning set forth in Section 3.1.2.

“Federal Health Care Program” means any plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or part, by the United States Government (other than the Federal Employees Health Benefits Program), including any State health care program that receives funding from the United States Government.

“Fees” means the fees set forth in each Statement of Work and payable by Client to GMS or a GMS Affiliate as consideration for GMS’ or its Affiliate’s provision of Services.

“Force Majeure Event” has the meaning set forth in Section 19.13.

“Former Affiliate” has the meaning set forth in Section 2.5.1.

“GAAP” has the meaning set forth in Section 16.1.1.

“GDPR” has the meaning set forth in Section 8.6(b).

“GMS” has the meaning set forth in the first paragraph and includes its permitted successors and permitted assigns.

“GMS Indemnitee” has the meaning set forth in Section 10.2.

“GMS IP” has the meaning set forth in Section 14.2.

“Governance Procedures” has the meaning set forth in each Statement of Work.

“Governmental Body” means any: (a) United States federal, state or local, or any supra-national or non-United States federal, state/provincial or local, government or political subdivision; (b) governmental, regulatory or administrative (i) authority, (ii) instrumentality or (iii) agency body or commission; (c) self-regulatory organization; or (d) court, tribunal or judicial or arbitral body.

“Healthcare Compliance Program” means a formalized system of policies, procedures, and processes developed and implemented to prevent, detect, and correct conduct that is inconsistent with applicable federal and state Laws governing a healthcare organization.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its supporting regulations, including 45 CFR Part 160; 45 CFR Part 162 and 45 CFR Part 164, as amended from time to time.

“HITECH” means Health Information Technology for Economic and Clinical Health Act codified at 42 U.S.C. § 300jj et seq., as amended from time to time.

“Indemnitee” has the meaning set forth in Section 10.3.

“Indemnitor” has the meaning set forth in Section 10.3.

“Information Security Program” has the meaning set forth in Section 8.2.

“Initial Term” has the meaning set forth in Section 3.1.1.

“Key Performance Indicator” or “KPI” has the meaning set forth in each Statement of Work.

“Law” means any United States federal, state or local, and any supra-national or non-United States federal, state/provincial or local, laws, statutes, regulations, rules, codes, ordinances or guidance enacted, adopted, issued or promulgated by any Governmental Body or common law.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, interest, taxes, fines, penalties, damages, deficiencies and other similar types of items arising out of or in connection with a Claim.

“Medical Professionals” has the meaning set forth in Section 13.2.

“Non-Renewal Notice” has the meaning set forth in Section 3.1.2.

“OIG” means the U.S. Department of Health and Human Services Office of Inspector General.

“Payment Breach” means Client’s failure to timely pay its undisputed invoices due under SOW(s) when such outstanding amounts are equal to or greater than [***] for more than [***] days.

“Payment Breach Cure Period” has the meaning set forth in Section 3.3.2(a).

“Payment Breach Notice” has the meaning set forth in Section 3.3.2(a).

“PEPPER Report” means a Program for Evaluating Payment Patterns Electronic Report summarizing provider-specific Medicare data statistics for target areas often associated with Medicare improper payments due to billing, DRG coding and/or admission medical necessity issues.

“PHI” has the meaning set forth in Section 7.5.

“Receiving Party” has the meaning set forth in Section 7.1.

“Regulator” means any: (a) governmental, regulatory (or quasi-governmental or quasi-regulatory) or other competent authority (wherever in the world located) having supervisory oversight or jurisdiction (including pursuant to an insolvency event) over any Service Recipient; or (b) any law enforcement authority.

“Secretary” means the Secretary of the U.S. Department of Health and Human Services.

“Security Event” means any security or data incident or outage, whether or not intentional or caused by a disaster or an attack, and whether completed or in process, that affects or may reasonably be likely to affect any of the Services or the confidentiality, integrity or availability of Client Confidential Information or Client Data. A Security Event includes any potential or actual loss, theft, damage or destruction of, or unauthorized access to, use or disclosure of, Client Confidential Information or Client Data.

“Service Level” has the meaning set forth in each Statement of Work.

“Service Recipient” has the meaning set forth in Section 2.2(c).

“Services” means the revenue cycle management services, including the facilities, personnel, equipment, software, technical knowledge and other resources necessary for GMS or its Affiliate(s) to provide such services as described in and in accordance with an applicable Statement of Work.

“SOW Effective Date” has the meaning set forth in the first paragraph of each Statement of Work.

“Spin-Off Agreement” has the meaning set forth in Section 2.5.2(a).

“Spin-off Entity” has the meaning set forth in Section 2.5.2(a).

“Spin-off Event” has the meaning set forth in Section 2.5.2(a).

“Statement of Work” or “SOW” means the written statement describing the specific Services to be provided by GMS or its specified Affiliate(s) that shall include details regarding GMS’ or its specified Affiliates’ responsibilities, Client responsibilities, compensation, payment terms, and any term or termination provisions specific to such Services described. The Statements of Work entered into under this Agreement shall be: (a) in a form substantially similar to the form set forth in Exhibit 1; (b) executed by authorized individuals on behalf of each of the parties; and (c) incorporated into this Agreement by reference as sequentially numbered Statements of Work (e.g., Statement of Work #1, Statement of Work #2, etc.).

“Subcontractor” means any party other than GMS or its Affiliate(s) that provides Services to any Service Recipient in connection with this Agreement pursuant to an agreement such party has with GMS or any of its Affiliates.

“Term” has the meaning set forth in Section 3.1.2.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et. seq.

“WARN Notice” means a notice required to be provided in accordance with the WARN Act.

1.2
Captions; References; Terminology. Captions, Tables of Contents (if any), Indices of Definitions and titles of transaction documents are used herein for convenience of reference only and may not be used in the construction or interpretation of this Agreement. Any reference herein to a particular Section number (e.g., “Section 2”), shall be deemed a reference to all Sections of this Agreement that bear sub numbers to the number of the referenced Section (e.g., Sections 2.1, 2.1.1, 2.1.1(a) etc.). Any reference herein to a particular Exhibit (e.g., Exhibit A) shall be deemed a reference to the Exhibit hereto that bears the same description. The words “including,” “include” and “includes” shall each be deemed to be followed by the term “without limitation.” Unless otherwise specified, all consents and approvals identified in this Agreement shall be in writing. Any agreement, amendment, addendum, schedule, statement of work, annex, appendix, attachment or exhibit referred to herein means such agreement, amendment, addendum, schedule, statement of work, annex, appendix, attachment or exhibit as amended, restated, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and this Agreement. Except to the extent expressly indicated otherwise, reference to any Law means such Law as amended at the time and from time to time and includes any successor Law. Unless otherwise stated, references to recitals, sections, paragraphs, amendments, addenda, annexes, schedules, statements of work, appendices, attachments, or exhibits shall be references to recitals, sections, paragraphs, amendments, addenda, annexes, schedules, statements of work, appendices, attachments or exhibits of this Agreement.
2.
SERVICES
2.1
Services Framework. This Agreement is intended to serve as the framework for entering into separate Statements of Work. Unless otherwise agreed by the parties, all Statements of Work that are entered into under this Agreement shall be governed by the terms of this Agreement and are hereby made part of and incorporated into this Agreement when executed by duly authorized individuals. In the event of a conflict between this Agreement and a Statement of Work, the terms of the Statement of Work shall prevail solely with respect to such Statement of Work. GMS shall provide the Services in accordance with this Agreement, including each applicable Statement of Work. GMS Affiliates are permitted to execute SOWs independent of GMS under this Agreement. The GMS Affiliate that executes an SOW with Client shall be considered “GMS” for all purposes of such SOW and shall assume all obligations thereof; and the SOW shall be considered a two party agreement between Client and such GMS Affiliate.
2.2
Provision of Services. GMS shall provide the Services to: (a) Client; (b) Client’s Affiliates; and (c) Client Affiliates’ clinicians and clinician groups all of whom shall receive Services of the type that GMS is to provide under this Agreement (each, a “Service Recipient” and collectively, “Service Recipients”). Only Client may request Services and execute SOWs with GMS under this Agreement. Client warrants it has the requisite authority to cause other Service Recipients to comply with the terms and conditions of the Agreement and shall be responsible for all acts or omissions of other Service Recipients in relation to this Agreement.
2.3
Governance Procedures. The parties shall comply with the Governance Procedures mutually agreed upon and set forth in writing or incorporated by reference into each Statement of Work.
2.4
Change Management.
2.4.1
Change Management Process. Either party may request a change by providing the other party with notice of such request in such form as the parties may agree in writing. Regardless of which party has proposed a change, GMS shall prepare and submit to Client as soon as practicable, but in any event within ten (10) business days after GMS’ receipt of a change request, a “Change Proposal” outlining at a high level GMS’ recommended approach to implementing the proposed change, including acceptance test procedures and

Acceptance criteria, if applicable, along with GMS’ analysis of the impact, if any, of the proposed change on the following Service elements:
(a)
The Services’ scope and the parties’ respective responsibilities;
(b)
The Fees and other expenses;
(c)
Service Levels and KPIs, as applicable;
(d)
Governance Procedures; and
(e)
Any other element Client reasonably requests or that is reasonably considered by either party to be relevant to or potentially impacted by the proposed change’s implementation.
2.4.2
Review and Approval. The parties shall promptly review each Change Proposal and either approve and execute it or submit it for further investigation. The parties shall continue to review and revise each Change Proposal until: (a) the parties approve and execute it; (b) either party finally rejects the Change Proposal; or (c) either party escalates any issues regarding the Change Proposal in accordance with the Governance Procedures.
2.5
Former Affiliates; Divestment.
2.5.1
Former Affiliates. If Client relinquishes Control of a Service Recipient, business unit or Affiliate during the Term and wishes to provide transition services to such Service Recipient, business unit or Affiliate for a limited period of time (each such party, a “Former Affiliate”), upon Client’s written request, GMS shall continue to provide identified Services to such entity after the date such entity becomes a Former Affiliate for the period of time Client requests in writing, which period shall not exceed twelve (12) months (the “Continued Service Period”); provided however, that (x) the Former Affiliate agrees in writing to abide by the terms and conditions of this Agreement; and (y) the Former Affiliate remains on Client’s information technology systems used by GMS to perform the Services prior to such change in control event as such Client systems may change and evolve in the ordinary course during the applicable Continued Service Period. For purposes of this Agreement, Services provided to a Former Affiliate during a Continued Service Period shall be deemed Services provided to Client. During any Continued Service Period, Client shall:
(a)
remain the single point-of-contact with GMS with respect to the Services provided to the Former Affiliate;
(b)
remain obligated to perform its payment obligations under this Agreement with respect to those Services; and
(c)
be responsible for all acts or omissions of such Former Affiliate to the same extent that it would have been responsible prior to the Former Affiliate’s divestiture.

Upon the expiration or termination of the applicable Continued Service Period, the Fees to be paid by Client under this Agreement shall be equitably adjusted to reflect the reduction in the Services provided to Client and other Service Recipients, if applicable. If a Former Affiliate desires to continue receiving Services from GMS following the applicable Continued Service Period, the parties may agree to extend the Continued Service Period for a period agreed in writing by the parties or GMS and such Former Affiliate may agree to enter into a direct agreement with each other if the parties can reach mutually agreeable terms.

2.5.2
Divestment.
(a)
If Client or any other Service Recipient sells assets or divests entities to create a new entity that is no longer a Service Recipient or otherwise entitled to receive Services under this Agreement (any such entity, a “Spin-off Entity” and any such sale or divestiture, a “Spin-off Event”), and Client desires that Services provided hereunder continue to be provided for the Spin-off Entity, upon Client’s written request, GMS and the applicable Spin-off Entity shall execute and deliver an agreement (including applicable SOWs), to be effective as of the date such entity is no longer part of Client’s enterprise or such other date as Client directs, containing substantially similar terms and conditions to this Agreement, including applicable SOWs (each, a “Spin-Off Agreement”), subject to the operation of the final sentence of this Section 2.5.2(a). GMS’ obligation to contract with any Spin-off Entity shall be subject to the applicable Spin-off Entity meeting the reasonable client and new business approval criteria of GMS in relation to the Services, generally applicable to new business.
(b)
GMS and Client shall negotiate in good faith the equitable allocation of the Fees to be paid by Client and each Spin-off Entity under the applicable SOWs and Spin-Off Agreements.
(c)
In addition to GMS’ obligations set forth hereunder, upon Client’s notice to GMS that Client expects to or is considering the possibility of engaging in a Spin-off Event, GMS shall provide to Client all commercially reasonable assistance, which may include preparing SOWs, meeting with representatives of Spin-off Entities and other activities as Client reasonably directs. GMS and Client shall negotiate in good faith the Fees (if any) to be paid for such assistance.
2.6
Fees and Taxes.
2.6.1
Fees. The Fees payable hereunder shall be as set forth in each applicable Statement of Work.
2.6.2
Currency. All Fees, prices and billing shall be in United States Dollars. GMS shall bear all risks with respect to foreign exchange.

2.6.3
Taxes.
(a)
If any state or local taxing authority imposes a sales, use or similar tax on the compensation to be paid to GMS under this Agreement, the payment of that tax shall be the sole responsibility of Client, provided however, that no Service Recipient shall be responsible for, and the Fees shall not include, any personal property taxes on property that GMS or any of its Affiliates own or lease, corporate, franchise or privilege taxes on GMS’ or any of its Affiliates’ business, gross receipts taxes to which GMS or any of its Affiliates are subject or income taxes based on GMS’ or any of its Affiliates’ income or net worth.
(b)
The parties shall cooperate with each other in a commercially reasonable and legally permissible manner to enable each to more accurately determine its tax liability. GMS’ invoices shall separately state the amounts of any taxes that GMS is properly collecting pursuant to the terms hereof. GMS shall remit to the applicable taxing authority any taxes collected from any Service Recipient within the period required by Law. To the extent that GMS is required under applicable Law to collect from any Service Recipient and remit to the applicable taxing authority any taxes in connection with this Agreement, if GMS (i) fails to collect and remit any such taxes or (ii) collects and fails to remit any such taxes, GMS shall be responsible for any penalties, fees, fines and interest directly related thereto.
2.6.4
Only Payments. The Fees identified in this Section 2.6 are the only payments to be made by any Service Recipient to GMS under this Agreement with respect to the Services. Other than as expressly set forth in any SOW, no Service Recipient shall pay GMS any fees, assessments, reimbursements, costs or expenses, including any travel, meals or overhead expenses.
2.6.5
Disputed Amounts. Client may withhold payment of any GMS invoice (or part thereof) that it in good faith disputes is due or owing pending resolution of such dispute. In such case, Client shall, by the applicable due date, pay any undisputed amounts and at the same time provide to GMS a written explanation of the basis for the dispute. Client’s failure to pay a disputed invoice or the disputed part of an invoice that it disputes in good faith shall not constitute Client’s breach or default, so long as Client complies with the provisions of this Section 2.6.5. The parties shall make a good faith effort to resolve any dispute relating to amounts owed by a party hereunder through the applicable Governance Procedures prior to taking additional actions permissible under this Agreement or applicable Law.
2.6.6
Invoices and Payment Terms. GMS shall submit invoices between the 1st and 15th day of the month for applicable Fees set forth in each SOW for Services performed in the previous month or on such date as may be otherwise specified in a SOW. Invoices must reference this Agreement and shall be accompanied by information and data that support the invoiced Fees. Such information may include the separate billing of multiple entities and general Fee visibility and other billing requirements consistent with Client’s specific financial requirements and practices. Invoices are payable within thirty (30) days after Client’s receipt of each invoice, correct as to the form agreed by the parties in writing. An invoice shall be deemed to have been “received” for purposes of this Section 2.6.6: (a) when personally delivered, or delivered by same-day courier; (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested; (c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx, UPS); or (d) upon sending when sent by email or facsimile to email addresses or facsimile numbers designated in writing by Client. Client may, in good faith, dispute any invoice in accordance with the provisions of this Agreement. Undisputed invoiced amounts not paid within forty-five (45) days after receipt of invoice may bear interest at GMS’ sole discretion at the lesser of (i) [***] per annum, or (ii) the maximum rate permitted by applicable Law. Client agrees that such interest charges are reasonable and agrees to pay all such fees.
3.
TERM AND TERMINATION
3.1
Term and Renewal.
3.1.1
Initial Term. The term of this Agreement shall commence on the Effective Date and shall end on the eighth anniversary of the Effective Date (the “Initial Term”).
3.1.2
Extension Term and Term. This Agreement shall automatically renew for successive two (2)-year terms after the expiration of the Initial Term (each an “Extension Term”), unless either party delivers a notice of non-renewal to the other party at least twelve (12) months prior to the expiration of the Initial Term or of any Extension Term, as the case may be (in each case, a “Non-Renewal Notice”), or unless terminated earlier as set forth herein. Any such Non-Renewal Notice delivered by a party shall be effective upon the expiration of the Initial Term or the then-current Extension Term, as the case may be. The Initial Term and any Extension Term(s) shall be referred to as the “Term”.
3.1.3
Limitation. Notwithstanding Section 3.1.1 or 3.1.2, this Agreement shall remain in effect as long as any SOW under it is in effect.
3.1.4
Term of SOWs. Each SOW shall become effective on the applicable SOW Effective Date and shall remain in effect for the specified term of those Services (or if no period is specified, for the Term) unless terminated earlier or extended as set forth herein or therein.
3.2
Termination of Agreement. This Agreement may be terminated as follows:
3.2.1
Termination without Cause After Initial Term. This Agreement may be terminated without cause by Client at any time after the Initial Term by providing GMS no less than [***] days’ notice prior to the effective date of termination.
3.2.2
Termination for Cause by Client. If Client provides notice of suspected material breach of this Agreement by GMS, which notice of breach describes the material breach with reasonable specificity, and GMS fails to cure such breach within the Cure Period, Client may terminate this Agreement by providing notice of termination to GMS at the end of the Cure Period, which notice of termination shall specify the effective date of termination (which may, at Client’s election, be immediate).

3.2.3
Additional Termination Rights of Client. In addition, Client may terminate this Agreement upon notice to GMS, which notice of termination shall specify the effective date of termination, if:
(a)
a Force Majeure Event exceeds [***] days;
(b)
regulatory requirements mandate termination;
(c)
GMS is excluded or debarred by the federal government from performing services, including under any Federal Health Care Program;
(d)
GMS is sanctioned by the federal government in relation to its performance of services, including under any Federal Health Care Program;
(e)
changes in Laws make it unlawful for any Service Recipient to receive Services from GMS; and/or
(f)
if no Statements of Work are in effect.
3.2.4
Additional Termination Rights of GMS. In addition, GMS may terminate this Agreement upon notice to Client, which notice of termination shall specify the effective date of termination, if no Statements of Work are in effect.
3.2.5
Termination Upon Occurrence of Certain Events by Either Party. A party may terminate this Agreement upon notice to the other party to be effective as of the date set forth in any such notice, if any of the following occurs:
(a)
the other party is convicted of an act of fraud;
(b)
the other party is excluded or suspended from participation in Medicare or Medicaid programs;
(c)
the other party files a general assignment for the benefit of creditors or bankruptcy; and/or
(d)
the other party takes any formal action toward its dissolution or liquidation.
3.2.6
Termination for Cause by GMS. GMS may terminate this Agreement immediately upon notice to Client if GMS terminates one or more Statements of Work for Payment Breach as provided below in Section 3.3.2.

3.3
Termination of a Statement of Work. A Statement of Work may be terminated in accordance with the following terms or as otherwise set forth in the applicable SOW:
3.3.1
By Client.
(a)
Termination for Cause.
(i)
If Client provides notice of suspected material breach of any SOW by GMS, which notice describes the material breach with reasonable specificity, and GMS fails to cure such breach within the Cure Period, Client may terminate such SOW by providing notice of termination to GMS at the end of the Disentanglement Period.
(ii)
If Client provides notice of the occurrence of a series of uncured breaches of any SOW by GMS of which Client has notified GMS and that collectively constitute a material breach and GMS fails to cure such breach within the Cure Period, Client may terminate such SOW by providing notice of termination to GMS at the end of the Disentanglement Period.
(b)
Additional Termination Rights of Client. In addition, unless otherwise set forth in a SOW, Client may terminate any SOW upon notice to GMS, which notice of termination shall specify the effective date of termination, if:
(i)
Client elects to terminate any such SOW by notifying GMS at least [***] days before the effective date of termination;
(ii)
a Force Majeure Event exceeds [***] days;
(iii)
regulatory requirements mandate termination;
(iv)
GMS is excluded or debarred by the federal government from performing services, including under any Federal Health Care Program;
(v)
GMS is sanctioned by the federal government in relation to its performance of services, including under any Federal Health Care Program;
(vi)
changes in Laws make it unlawful for any Service Recipient to receive Services from GMS;
(vii)
in the event of a Change in Control of GMS after the applicable SOW Effective Date resulting from a single transaction or series of related transactions at least [***] days before the effective date of termination; and/or
(viii)
as set forth in a Statement of Work.

3.3.2
By GMS.
(a)
If GMS provides notice to Client of a Payment Breach (“Payment Breach Notice”) and Client fails to cure such Payment Breach within [***] days after the date of the Payment Breach Notice (the “Payment Breach Cure Period”), GMS may terminate the applicable Statement of Work immediately upon notice to Client.
(b)
If GMS provides notice to Client of a material breach of a Statement of Work by Client as set forth in such Statement of Work, which notice describes the material breach with reasonable specificity, GMS may terminate the applicable Statement of Work if Client fails to cure such breach within the Cure Period by providing notice of termination to Client at the end of the Cure Period, which notice of termination shall specify the effective date of termination (which may, at GMS’ election, may be immediate). For purposes of this Section 3.3.2 only, a material breach shall not include any breach of Section 5.6.
3.4
Acceleration of Cure Period. Notwithstanding anything to the contrary in this Agreement, if a party has given notice of a breach of this Agreement or any Statement of Work prior to the commencement, voluntary or involuntary, of proceedings of assignment for the benefit of creditors, in reorganization or bankruptcy for the other party, including filing under Chapter 7 or 11 of the U.S. Bankruptcy Code (the “Commencement Date”), any applicable period within which the other party has to cure the breach shall be shortened and accelerated so that such period shall be deemed to have expired on the business day immediately preceding the Commencement Date, and the party giving the notice of breach shall be deemed to have elected to terminate this Agreement effective immediately upon the expiration of such cure period.
3.5
Default. A party that fails to cure a material breach, including a Payment Breach, during the Cure Period or Payment Breach Cure Period, as applicable, will be in default of this Agreement and/or the applicable SOW.
3.6
Effect of Termination; Disentanglement.
3.6.1
General Obligations.
(a)
Termination of this Agreement, any Statement of Work or any portion of either is without prejudice to any other right or remedy of the parties. Termination of this Agreement, any Statement of Work or any portion of either for any cause does not release either party from any liability (i) which at the time of termination, has already accrued to the other party, (ii) which may accrue in respect of any act or omission prior to termination, or (iii) from any obligation which is expressly stated to survive termination. In the event of any termination, Client shall pay GMS for all undisputed amounts due and owing under active SOWs through the effective date of termination, which shall be inclusive of any transition periods.
(b)
In connection with any termination of this Agreement, any Statement of Work or any portion of either, GMS shall take commercially reasonable actions to accomplish a complete, timely, and seamless transition from GMS to applicable Service Recipients, or to any third party service providers designated by Client, of the Services being terminated without material interruption or material adverse impact on the Services, the Service Levels and KPIs, as applicable, or any other services provided to any Service Recipient by third parties (all such actions, collectively, a “Disentanglement”).
(c)
GMS shall promptly cooperate with Service Recipients and any designated third party service providers, and take commercially reasonable steps reasonably requested to assist Service Recipients in effecting a complete and timely Disentanglement, including (i) the provision of reasonable use of and access to GMS, its Affiliates, Subcontractor(s) and their respective personnel, that are dedicated to the provision of Services, Service Recipients’ equipment, data, documentation, and software, third parties and other resources being used by GMS or its Affiliates to provide the Services (subject to GMS’ reasonable security requirements, its contractual obligations to third parties, and its continuing obligation to perform the Services), and (ii) the provision to Service Recipients and any designated third party service providers of all relevant information (subject to the confidentiality provisions of this Agreement) necessary to effect the transition, and assume and continue the provision, of any terminated Services sufficient for reasonably skilled personnel to understand and perform those Services. GMS shall also provide for the prompt and orderly conclusion of all work related to the Services being terminated, as Client may reasonably direct, including completion or partial completion and documentation of all work in progress, and other appropriate measures reasonably required to effect an orderly transition to Service Recipients or their respective designated third-party service providers.
3.6.2
Disentanglement Process.
(a)
If requested by Client in writing, a Disentanglement Period will commence as of (i) the specified termination date in a termination notice given by a party if this Agreement or any portion thereof is earlier terminated, or (ii) [***] months prior to the expiration of any Statement of Work (a “Disentanglement Commencement Date”), and shall continue for a period of up to [***] months therefrom (collectively, the “Disentanglement Period”). No later than thirty (30) days following a Disentanglement Commencement Date, the parties and any third party service providers shall work in good faith to reach a mutually agreeable agreement on and document a detailed written plan for the separation of equipment, software, data, and documentation owned, licensed or leased by any Service Recipient and used by GMS and all operations performed by GMS, its Affiliates or Subcontractors (a “Disentanglement Transition Plan”) that: (A) allocates responsibilities for Disentanglement and transition of the Services between the parties and, to the extent applicable, such third party service providers; (B) defines phases, tasks, timelines and major milestones identified in transitioning Services back to applicable Service Recipients (or their designees); and (C) sets forth in reasonable detail the respective services to be provided by each of the parties and such third party service providers, including all Services with respect to Disentanglement to be performed by GMS. GMS shall update each such Disentanglement Transition Plan from time to time, as appropriate and subject to

Client’s reasonable approval, in order to address any impact of any unexpected changes in the Services or the observed Service Level or KPI performance, or the hardware, software, or other resources used to provide the Services, as such Disentanglement progresses. GMS shall be required to perform its Disentanglement Services on a reasonably expedited basis, as reasonably determined by Client, if Client terminates the Term or any portion of the Services pursuant to Sections 3.3.1(b)(iii), 3.3.1(b)(iv), 3.3.1(b)(v) or 3.3.1(b)(vi). For clarity, GMS’ obligation to provide such Services with respect to any Disentanglement shall terminate on the earlier of (1) completion of Disentanglement in accordance with the terms of this Agreement, or (2) [***] months following the applicable termination date. For the avoidance of doubt, during any Disentanglement, GMS shall continue to perform Services underlying such Disentanglement (for which Client shall continue to pay GMS the Fees for Services rendered during such Disentanglement).
(b)
Acceptance Testing Regarding Disentanglement-Related Services. Client may perform “Acceptance Testing” to determine whether the Services and associated deliverables provided in respect of a Disentanglement satisfy the relevant Acceptance Criteria set forth in the applicable Disentanglement Transition Plan. If Client requests GMS to assist Client with Acceptance Testing, GMS shall promptly do so. GMS shall notify Client when the relevant Services and deliverables (or portion of them) are ready for Acceptance Testing to commence. Subject to 3.6.2(c), Client shall, by the end of the Acceptance Testing period set out in the applicable Disentanglement Transition Plan, conduct Acceptance Testing and notify GMS of its acceptance or non-acceptance of the relevant Services and/or deliverables (or portion of them). Acceptance by Client shall not be unreasonably withheld, conditioned or delayed. If Client determines that the relevant Services and/or deliverables (or portion of them) satisfy the relevant Acceptance Criteria or otherwise decides to accept them, Client shall notify GMS accordingly. Notwithstanding the foregoing, acceptance of any individual Services and deliverables (or portion of them) shall not constitute Client’s waiver of its right to assert claims based upon defects or deficiencies not reasonably discernible through conduct of the applicable Acceptance Testing and subsequently discovered in relation to subsequent Services or deliverables.
(c)
Failure of Acceptance Testing. If Client notifies GMS that the relevant Services and/or deliverables (or portion of them) do not satisfy the relevant Acceptance Criteria, GMS shall correct all non-compliance not later than ten (10) days (unless otherwise agreed) from the date of such notification. After such corrections have been made, Client shall have a further ten (10) days, or such additional period of time Client may reasonably require, to re-test the relevant Services and/or deliverables (or portion of them). If, following re-testing, they still do not satisfy the relevant Acceptance Criteria, Client may, in its sole discretion: (i) grant GMS additional time to correct the outstanding non-compliance, following which Client shall re-test again; or (ii) reject the relevant Services and/or deliverables (or portion of them) that have failed Acceptance Testing, together with any other Services and/or deliverables provided pursuant to the same

Disentanglement Transition Plan (even if they have already passed Acceptance Testing) that, as a result, cannot be used as intended. Such failure shall be a material breach of the applicable Statement of Work.
(d)
Deemed Acceptance. If Client fails to notify GMS of its acceptance or non-acceptance of the relevant Services and/or deliverables (or portion of them) in accordance with Section 3.6.2(b) by the end of the applicable Acceptance Testing period (or such later date as prescribed for completion of re-testing in accordance with Section 3.6.2(c)), subject to the final sentence of Section 3.6.2(b), the relevant Services and/or deliverables (or portion of them) shall be deemed to have been accepted as of the expiration of such period.
3.6.3
Specific Disentanglement Obligations. During any Disentanglement, as part of the Services with respect to a Disentanglement, the parties shall perform their respective obligations specifically identified in this Section 3.6.3 with respect to the Services or, in the event of a termination of less than all of the Services, the portion of Services being terminated.
(a)
Extension of Services. Client may elect to delay any expiration or termination of all or a part of the Services by giving GMS at least sixty (60) days’ advance written notice to such effect, which written notice shall specify the new expiration or termination date. In such cases, notwithstanding anything herein to the contrary, the applicable Disentanglement Period shall also be extended as specified by Client.
(b)
License to Proprietary Technology. To the extent set forth in any Statement of Work, GMS, at no charge to any Service Recipient, hereby grants to Service Recipients (or their designees) a fully-paid, perpetual, royalty-free, worldwide license to use all GMS IP that is embedded in any Client IP in order to allow Service Recipients (or their designees) to continue to use the same. Service Recipients may only exercise the foregoing right upon any Disentanglement. GMS shall provide Client with a full and complete copy of any such GMS IP that is embedded in Client IP in such commercially reasonable forms and media as requested by Client in writing.
(c)
Data and Documentation. In addition to GMS’ obligations with regard to Documentation set forth herein, GMS shall deliver to Client or its designee, promptly upon Client’s written request, all Documentation and data related to specified Service Recipients or the performance of the Services, including all Client Data then held by or on behalf of GMS, and GMS shall securely destroy, in accordance with Client’s data and documentation destruction policies, all copies thereof not turned over to Client or its designee, except that GMS may retain a copy of its reports and work papers for its internal recordkeeping purposes or compliance with applicable professional standards, subject to the obligations set forth in Section 7.

(d)
No Interruptions or Adverse Impact. GMS shall reasonably cooperate with Service Recipients and all of Service Recipients’ other service-providers throughout Disentanglement, in an effort to avoid (i) any interruption of the performance of the Services, (ii) any material adverse impact upon the provision of Services or upon the achievement of Service Levels or KPIs, (iii) any material adverse impact upon Service Recipients’ governmental activities and Affiliates, (iv) any material interruption of any services provided to Service Recipients by third parties, and (v) any material adverse impact upon the provision of such third party services or their quality.
(e)
Hiring of Personnel. During any Disentanglement, except as set forth in any Statement of Work, GMS shall reasonably cooperate with and assist as reasonably requested, excepting the disclosure of any compensation details (and shall cause its Affiliates to cooperate with and assist as reasonably requested) with any Service Recipient or designee of any Service Recipient offering of employment or engagement to those personnel of GMS and its Affiliates who are selected by any Service Recipient or designee of any Service Recipient, in its or their sole discretion, and whose then-current job functions or positions are solely dedicated to the Services being terminated, including taking commercially reasonable steps (and shall cause its Affiliates to timely cooperate with and assist as reasonably requested) in effecting the transition of any such personnel who are hired by any Service Recipient or designee of any Service Recipient. GMS shall waive its rights, if any, and cause its Affiliates to waive their rights, if any, under contracts with such personnel restricting the ability of such personnel to be recruited or hired by any Service Recipient or designee of any Service Recipient. Any Service Recipient or any designee of any Service Recipient will have reasonable access to such personnel for interviews and recruitment and GMS shall not interfere, and shall cause its Affiliates to not interfere with any such hiring efforts. For the avoidance of doubt, the performance of administrative-related tasks by any personnel of GMS or its Affiliates shall not exclude any such personnel from being “solely dedicated” for purposes of this Section 3.6.3(e).
(f)
Continuation of ‘Steady State’ Services. As applicable, each Service Recipient will continue to use the Services during the Disentanglement Period, and such ‘steady state’ Services will be gradually reduced in accordance with the time frames outlined in the Disentanglement Transition Plan. Client will continue to pay the Fees for any Services received or consumed in accordance with this Agreement that are in effect as of the termination date.
(g)
Payment for Services with respect to Disentanglement. Client shall pay all Fees for the provision of Services for any Disentanglement. For clarity, Services with respect to Disentanglement will be performed at no additional cost above the fees specified in the Agreement or applicable SOW unless such tasks require, in GMS’ reasonable discretion, the use of additional resources beyond the GMS personnel assigned to perform the ‘steady state’ Services, in which case, such additional resources and rates will be set forth in the Disentanglement Transition Plan and subject to the operation of Section 2.4.

3.7
Survival. The following provisions shall survive the termination or cancellation of this Agreement or a Statement of Work executed under this Agreement: Sections 3.6, 3.7, 4.5, 4.9, 5.9, 6, 7, 8.1.2, 8.4, 10, 11, 12, 13, 14, 15, 16, 17 and 19.
4.
GMS REPRESENTATIONS, WARRANTIES, AND CERTAIN AGREEMENTS
4.1
General. GMS represents and warrants as follows: (a) it shall act fairly and in good faith in performance of its obligations under this Agreement; (b) all Services shall be provided in a commercially reasonable and professional and workmanlike manner consistent with applicable Laws and shall meet the applicable specifications as set forth in each relevant SOW and performance standards required under this Agreement in all material respects; (c) its execution, delivery and performance of this Agreement (i) has been authorized by all necessary corporate action, (ii) does not violate the terms of any Law or court order to which GMS is subject, or the terms of any material agreement to which it or any of its assets may be subject, and (iii) is not subject to the consent or approval of any third party; (d) upon execution and delivery by both parties, this Agreement is a valid and binding obligation of GMS, enforceable against it in accordance with its terms; (e) as of the Effective Date, GMS is not the subject to any pending or threatened litigation or governmental action which could reasonably be expected to interfere in any material respect with its performance of its obligations hereunder; (f) GMS has disclosed to Client any restrictions that may reasonably be expected to adversely affect GMS’ ability to perform its obligations under this Agreement, which may include existing non-compete agreements, confidentiality agreements, court orders, collective bargaining agreements or pending or threatened litigation; and (g) without regard to this Agreement, GMS conducts or has conducted, or has otherwise required that background checks be conducted on its and its Affiliates’ employees and personnel as well as the employees and personnel of Subcontractors at the time of hire or engagement and annually thereafter, which background checks each included and will include (i) employment and social security verification and criminal background, as permitted by applicable Law, and (ii) screening to ensure that such employees and personnel are not otherwise excluded from providing Services to any Service Recipient, including through comprehensive pre-hire and required annual screening of exclusion databases at state, federal and international levels (including Federal, OIG, GSA, SAM, OFAC Specially Designated Nationals List, Department of Commerce Denied Persons List, State Medicaid Sanctions List and State Licensing Lists).
4.2
Non-Citizen Workers. GMS represents and warrants that all non-U.S. citizens performing Services in the United States under this Agreement are and shall remain in compliance with U.S. immigration Laws promulgated by the U.S. Bureau of Citizenship and Immigration Services (formerly, the Immigration National Service), including, as applicable, the requirements for I-9 employment eligibility and B-1, H-1, L-1, or TN visa status.
4.3
Exclusion from State and Federal Health Care Programs. GMS represents and warrants that: (a) (i) as of the Effective Date, GMS is not excluded from any State or Federal Health Care Programs or any form of state Medicaid program, (ii) after reasonable inquiry at the time of employment or engagement or if later the Effective Date, no GMS director, officer, employee or individual otherwise engaged by GMS or any Affiliate of GMS, including any independent contractor is (A) a “sanctioned person” under any federal or state health care program or Law, (B) listed in the current Cumulative Sanction List of the OIG for currently sanctioned or excluded individuals or entities, (C) listed on the General Services Administration’s List of Parties Excluded

Individuals or Entities, (D) listed on the General Services Administration’s List of Parties Excluded from Federal Programs, or (E) convicted of a criminal offense related to health care; (b) GMS screens all its directors, officers, employees and any individual otherwise engaged by GMS or any Affiliate of GMS, including independent contractors, against the aforementioned lists at the time of hire or engagement, as applicable, and at least annually; (c) to GMS’ knowledge, as of the Effective Date, there are no pending or threatened governmental investigations that may lead to GMS being excluded from any State or Federal Health Care Programs or any form of state Medicaid program; and (d) as of the Effective Date, none of GMS’ Affiliates or Subcontractors is an “excluded provider” under any Federal Health Care Program. If any director, officer, employee or person otherwise engaged by GMS or any Affiliate of GMS, including any independent contractor, any GMS Affiliate or Subcontractor is found on any of the foregoing lists or are convicted of a criminal offense related to health care, they shall immediately stop performing Services and if located at a Service Recipient location, be removed immediately. If at any time during the Term (i) GMS, any of its Affiliates or Subcontractors is excluded from any State or Federal Health Care Program or any form of State Medicaid program, (ii) any director, officer, employee or person otherwise engaged by GMS or any Affiliate of GMS, including any independent contractor, any GMS Affiliate or Subcontractor is excluded from any State or Federal Health Care Program or any form of State Medicaid program, or (iii) any director, officer, employee or person otherwise engaged by GMS or any Affiliate of GMS, including any independent contractor, any GMS Affiliate or Subcontractor is listed on any of the aforementioned lists, GMS shall promptly, but in no event greater than three (3) business days, notify Client. If any GMS Affiliate or Subcontractor is confirmed as an “excluded provider” under applicable governmental standards, GMS shall promptly terminate its use of such Affiliate or Subcontractor and promptly notify Client of the same. In no event may GMS use any GMS Affiliate or Subcontractor located in any country that is subject to sanctions as determined by the US State Department’s Office of Economic Sanctions Policy and Implementation or otherwise employ or engage, or permit any GMS Affiliate or Subcontractor to employ or engage, any individual from any such countries.
4.4
Compliance.
4.4.1
GMS represents and warrants that: (a) it maintains and will continue to maintain throughout the Term a Healthcare Compliance Program that meets the requirements set forth by the OIG; and (b) GMS has trained its directors, officers, employees and individuals otherwise engaged by GMS or any Affiliate of GMS, including independent contractors, on its Healthcare Compliance Program and shall continue such training throughout the Term. In connection with the foregoing, GMS shall provide to Client information reasonably requested by Client in writing regarding any aspects of its Healthcare Compliance Program.
4.4.2
If any GMS director, officer, employee or person otherwise engaged by GMS or any Affiliate of GMS, including any independent contractor, identifies and reports what they believe to be a Client-related compliance issue during the performance of the Services, GMS, through its Compliance Officer, will contact the Client Chief Compliance Officer to discuss such matter. Client, following its compliance policies and procedures, may investigate, address and respond to any Client compliance issue as identified by a GMS director, officer, employee or person otherwise engaged by GMS or any Affiliate of GMS, including any independent contractor, and GMS shall reasonably cooperate with any inquiry or investigation conducted by Client’s compliance office related to such matter.
4.5
Access to Books and Records. During the Term and for a period of six (6) years after the furnishing of the Services, upon written request by the Secretary, the Comptroller, or any of their duly authorized representatives, GMS will make available the contracts, books, documents and records necessary to verify the nature and extent of the costs of providing the Services under this Agreement. If any of GMS’ duties set forth in this Agreement (including any SOW) are performed by a GMS Affiliate or through a subcontract with the value of Ten Thousand Dollars ($10,000) or more over a 12-month period, the party subcontracting such duties shall include in or pass through by reference to such Affiliate or in any such subcontract a clause permitting access by the Secretary, the Comptroller, and their representatives to the related Affiliate’s or Subcontractor’s books and records, as applicable. This section is included pursuant to and is governed by requirements of 1102 and 1871 of the Social Security Act (42 U.S.C. 1302 and 1395hh) and the regulations in 42 CFR 420-300-420.304.
4.6
Employment Matters of Client Employees. In the event GMS employees are onsite providing Services and a concern arises regarding a Client employee, GMS shall refer any such concerns regarding Client employees to Client’s People Services Department. GMS shall not provide human resources services or legal advice to Client or Client employees.
4.7
Employment Laws. GMS represents and warrants that, to its knowledge, it is in compliance in all materials respects as of the Effective Date and will remain in compliance in all material respects throughout the Term, with applicable employment laws, employment benefit plans and policies, regulations, rules and ordinances.
4.8
WARN Act. With respect to GMS personnel, GMS shall be solely and fully responsible for, and Client shall have no responsibility with respect to, GMS’ compliance with the WARN Act including all WARN Notices, if any, that may be required by the WARN Act.
4.9
LIMITATIONS. EXCEPT AS SET FORTH IN SECTION 4 OF THIS AGREEMENT, INCLUDING EXPRESSLY SET FORTH ANY STATEMENT OF WORK, GMS MAKES NO WARRANTY, REPRESENTATION, OR GUARANTEE OF ANY KIND THAT THE SERVICES WILL IDENTIFY COMPLIANCE ISSUES OR FRAUD, GENERATE ANY SPECIFIC PERFORMANCE IMPROVEMENT OR FINANCIAL RESULTS, OR RESULT IN ANY SPECIFIC LEVEL OF IMPROVEMENT IN CLIENT’S FINANCIAL PERFORMANCE. THE FOREGOING REPRESENTATIONS AND WARRANTIES AND THOSE EXPRESSLY SET FORTH IN ANY STATEMENT OF WORK ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
5.
CLIENT REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS
5.1
General. Client represents and warrants as follows: (a) it shall act fairly and in good faith in performance of its obligations under this Agreement; (b) its execution, delivery and performance of this Agreement (i) has been authorized by all necessary corporate action, (ii) does not violate the terms of any Law or court order to which Client is subject, or the terms of any material agreement to which it or any of its assets may be subject; and (iii) is not subject to the consent or approval of any third party; (c) upon execution and delivery by both parties, this Agreement is a valid and binding obligation of Client, enforceable against it in accordance with its terms; (d) as of the Effective Date, Client is not the subject to any pending or threatened litigation or governmental action which could reasonably be expected to interfere in any material respect with its performance of its obligations hereunder; and (e) Client has disclosed to GMS any restrictions that may reasonably be expected to adversely affect Client’s ability to perform its obligations under this Agreement, which may include existing non-compete agreements, confidentiality agreements, court orders, collective bargaining agreements or pending or threatened litigation.
5.2
Exclusion from State and Federal Health Care Programs. Client represents and warrants to GMS that as of the Effective Date: (a)(i) Client is not excluded from any State or Federal Health Care Programs or any form of State Medicaid program; (ii) after reasonable inquiry at the time of employment or engagement, no employee or contractor (excluding GMS and personnel engaged or provided by GMS) of Client receiving the Services under this Agreement is (A) a “sanctioned person” under any federal or state health care program or Law, (B) listed in the current Cumulative Sanction List of the OIG for currently sanctioned or excluded individuals or entities, (C) listed on the General Services Administration’s List of Parties Excluded Individuals or Entities, (D) listed on the General Services Administration’s List of Parties Excluded from Federal Programs, or (E) convicted of a criminal offense related to health care; and (b) Client screens all its employees and contractors (excluding GMS and personnel engaged or provided by GMS) against the aforementioned lists at the time of hire and at least annually. If at any time during the Term, (i) Client is excluded from a State or Federal Health Care Program or any form of State Medicaid program, (ii) an employee or contractor of Client (excluding GMS or personnel engaged or provided by GMS) is excluded from any State or Federal Health Care Program or any form of State Medicaid program, or (c) an employee or contractor of Client (excluding GMS or personnel engaged or provided by GMS) is listed on any of the aforementioned lists, Client shall immediately notify GMS.
5.3
Accurate Information. Client represents and warrants that during the Term, Client will use commercially reasonable efforts to provide to GMS, and cause its employees, medical staff and contractors (other than GMS and personnel engaged or provided by GMS) to use commercially reasonable efforts to provide to GMS, accurate and complete data and information, including clinical documentation and claims data that is reasonably necessary for GMS to perform the Services.
5.4
WARN Act. With respect to Client employees, it shall be solely and fully responsible for, and GMS shall have no responsibility with respect to, Client’s compliance with the WARN Act including all WARN Notices, if any, that may be required by the WARN Act.
5.5
Compliance. Client represents and warrants that: (a) it maintains, and will continue to maintain throughout the Term, a Healthcare Compliance Program that meets the requirements set forth by the OIG; and (b) Client has trained its employees and contractors (other than GMS and personnel engaged or provided by GMS) on its Healthcare Compliance Program and shall continue such training throughout the Term.

5.6
Safe Working Environment. Client represents and warrants that during the Term it is, and will use commercially reasonable efforts to cause other Service Recipients to be, in compliance in all material respects with all applicable Laws pertaining to work site safety and health, including the Occupational Safety and Health Act (OSHA).
5.7
Limitation of Authority. Notwithstanding any other provision, Client shall not cause GMS to: (a) hire or retain physicians, employees and staff on behalf of any Service Recipient; (b) determine the financial and compensation terms of Service Recipient relationships with each such physician, employee or staff; (c) organize or acquire any Affiliate of Client; (d) adopt or amend an annual capital or operating budget of any Service Recipient; (e) execute any financial, loan or letter of credit instrument or document; (f) determine whether any Service Recipient outsources business functions or departments (other than what is contemplated as part of the Services under this Agreement); (g) adopt or amend any strategic plan for any Service Recipient, including any plan for the governance or structure of any Service Recipient; (h) involve any Service Recipient in any joint venture, affiliation or management arrangement, including with a hospital or health system; (i) enter any discussions or negotiations with a collective bargaining unit or contract with a collective bargaining unit or union; (j) fire any physician, employee or staff of any Service Recipient; (k) execute any related party agreements of any Service Recipient; or (l) execute any academic affiliations of any Service Recipient.
5.8
Employment Laws. Client represents and warrants that, to its knowledge, Client is in compliance in all material respects as of the Effective Date and will remain in compliance in all material respects throughout the Term, with applicable employment laws, employment benefit plans and policies, regulations, rules and ordinances.
5.9
LIMITATIONS. EXCEPT AS SET FORTH IN THIS SECTION 5, INCLUDING EXPRESSLY SET FORTH ANY STATEMENT OF WORK, NEITHER CLIENT NOR ANY OTHER SERVICE RECIPIENT MAKES ANY WARRANTY, REPRESENTATION, OR GUARANTEE OF ANY KIND. THE FOREGOING REPRESENTATIONS AND WARRANTIES AND THOSE EXPRESSLY SET FORTH IN ANY STATEMENT OF WORK ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
6.
DISPUTE RESOLUTION
6.1
Any Dispute shall be resolved through the following procedure, which can be initiated by either party delivering a Demand.
6.2
Subject to Section 6.4, the parties shall first attempt to resolve any Dispute through good‑faith consultation and negotiation between the leader of the GMS business unit and the designated Client executive, each of whom must possess full authority to resolve the matter for their respective organizations. Such representatives shall meet promptly, applying commercially reasonable efforts to meet within two weeks (2) after delivery of the Demand.
6.3
If the parties are unable to resolve a Dispute through good-faith negotiations within such two (2) week period, either party may elect to resolve the Dispute in an appropriate federal or state court in Broward County, Florida, and the parties hereby consent to the jurisdiction of such courts over themselves and the subject matter of such Dispute, and further consent to the venue of Broward County, Florida. The fullest extent permissible under applicable Law, GMS hereby irrevocably waives any objection of forum non conveniens or any similar objection to the foregoing venue. The parties unconditionally waive their respective rights to a jury trial in connection with any Dispute.
6.4
Notwithstanding Section 6.2, neither party shall be required to submit a Dispute to the procedures set forth in Section 6.2 to the extent a party solely seeks injunctive relief from irreparable harm in a state or federal court of competent jurisdiction located in Broward County, Florida.
7.
CONFIDENTIALITY
7.1
Confidential Information. In connection with this Agreement including, as part of negotiations or due diligence conducted prior to the Effective Date, one party (the “Receiving Party”) may have or will learn, discover or have disclosed to it information from or about the other party (the “Disclosing Party”) or its or its Affiliates’ (or Service Recipients’, in the case of Client) business, finances, plans, operations, software, computer systems, know-how, data, products, technology, processes, techniques, strategies or networks. All information identified by the Disclosing Party as proprietary or confidential, or that is of a nature that it should reasonably be considered as proprietary or confidential (including intellectual property of a confidential nature such as a trade secret), shall be “Confidential Information” and shall not be disclosed by the Receiving Party to any third party without the express written consent of the Disclosing Party. The terms of this Agreement constitute Confidential Information of each party. Client’s Confidential Information includes Client Data. Confidential Information does not include (a) anything that is known to the Receiving Party prior to the time of first disclosure thereof by the Disclosing Party to the Receiving Party, as identified by Receiving Party’s written records, (b) anything that becomes publicly known or generally known in the industry or profession of either party through no fault of the Receiving Party or its personnel, (c) anything that is lawfully disclosed by a third party (who did not receive the information directly or indirectly from the Disclosing Party) to the Receiving Party on a nonconfidential basis, or (d) anything lawfully created by or for the Receiving Party without reference to or use of any of the Disclosing Party’s Confidential Information. The requirements for consent in the second sentence of this Section 7.1 do not apply to disclosure by Client of GMS’ Confidential Information to Service Recipients.
7.2
Obligations. Each party shall: (a) treat as confidential all Confidential Information of the other party, and (b) not disclose or use the other party’s Confidential Information except as expressly set forth herein or otherwise authorized by the Disclosing Party in writing. These restrictions do not apply to any disclosure required by Law or government regulation or by an order of a court or government agency; provided, however, that the Disclosing Party is provided with reasonable advance notice of such disclosure, to the extent practicable (unless the Receiving Party is prohibited by Law or by order of a court or government agency from giving such notice to the Disclosing Party), and thereafter the Receiving Party cooperates with any reasonable request of the Disclosing Party (at the Disclosing Party’s expense) to obtain a protective order or to otherwise protect the Confidential Information, including seeking confidential treatment of such information, in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such legal requirement.
7.3
Injunctive Relief. Failure on the part of Receiving Party to abide by this Section 7 will cause the Disclosing Party irreparable harm for which damages, although available, will not be an adequate remedy at law. Accordingly, the Disclosing Party has the right to seek preliminary and permanent injunctions to prevent any threatened or actual violations of this Section 7 in addition to all other available and applicable remedies.
7.4
Consultants. Notwithstanding anything in this Section 7 to the contrary, each party may disclose the other party’s Confidential Information to its employees as well as their directors, advisors, consultants, vendors, service providers, licensors, and other contractors (“Consultants”), in each case as reasonably needed in connection with the Services. However, in each such case, the following will apply:
7.4.1
the disclosure of Confidential Information will be limited to that which is reasonably needed for the services or solution to be provided by such Consultant;
7.4.2
each Consultant must agree in writing (which, in the case of a party, need not be specific to the other party) to keep the Confidential Information confidential and to not use the Confidential Information for any purpose other than as necessary in connection with the services or solution to be provided by such Consultant; and
7.4.3
each party shall be responsible for their respective employees’ and Consultants’ compliance with the confidentiality and use obligations set forth in this Agreement.

For purpose of this Agreement, Subcontractors are Consultants of GMS. To the extent an Affiliate is identified as providing Services in a Statement of Work such Affiliate and its employees and personnel are deemed to be Consultants for purpose of this Section 7.4.

7.5
Other Agreements. Confidential Information does not include Protected Health Information (“PHI”). The definition, management and protection of PHI is specifically set forth in any Business Associate Agreement and nothing in this Section 7 or elsewhere in this Agreement negates, limits or affects of any Business Associate Agreement contemplated by Section 9).
7.6
Disposal of Confidential Information. Upon the earliest of: (a) the Confidential Information (or the relevant portion of it) becoming no longer required for the Receiving Party’s performance or exercise of its rights under this Agreement; (b) termination or expiration of this Agreement; or (c) the Disclosing Party’s written request, the Receiving Party shall securely destroy the Confidential Information of the Disclosing Party (or the relevant portion of it), ensuring it is irrecoverable, unless the Disclosing Party requests in writing the return of its Confidential Information, in which case the Receiving Party shall promptly return it, and promptly certify such destruction or return (as applicable), if so requested. Notwithstanding the foregoing, a Receiving Party may retain copies of such Confidential Information as required by applicable Laws or, to the extent such copies are electronically stored, in accordance with the Receiving Party’s records retention or back-up policies or procedures, so long as they continue to be kept in accordance with the provisions of this Section 7.

8.
DATA PRIVACY; INFORMATION SECURITY; BACKUP
8.1
Data Privacy.
8.1.1
GMS will process Client Data to provide the specified Services in the Agreement and in compliance with all Data Privacy Requirements.
8.1.2
GMS is prohibited from and represents and acknowledges its understanding that it is prohibited from: (a) selling, sharing for cross-context behavioral advertising or otherwise disclosing personal information to third parties; (b) using, retaining, or disclosing personal information for any purpose other than the specified purpose set forth in this Agreement; however, GMS may disclose personal information to a Subcontractor, provided the Subcontractor has executed a written agreement limiting its use, retention, and disclosure of personal information in compliance with this Agreement, and GMS may disclose personal information to an Affiliate of GMS if such Affiliate is authorized to provide Services under a specific SOW and such Affiliate has executed a written agreement limiting its use, retention, and disclosure of personal information in compliance with this Agreement; (c) using, retaining, or disclosing personal information outside of the direct relationship between GMS and any Service Recipient; and (d) combining or updating personal information with personal information received from another source, including GMS’ own direct interaction with an individual, unless expressly permitted by applicable Data Privacy Requirements.
8.1.3
If GMS becomes aware or makes a determination that it can no longer meet its obligations under applicable Data Privacy Requirements or this Agreement, it shall promptly notify Client.
8.1.4
GMS shall provide reasonable assistance with Service Recipients’ obligations to respond to individuals’ requests to exercise their rights under applicable Data Privacy Requirements.
8.1.5
Upon at least thirty (30) day prior written request from Client from time to time, GMS shall promptly make available to Service Recipients information reasonably necessary to comply with and demonstrate GMS’ compliance with Data Privacy Requirements, it being understood that the foregoing time period shall be inapplicable to the extent such request is in response to a Regulator.
8.1.6
In the event of any changes to applicable Data Privacy Requirements, those terms will be viewed as incorporated herein.
8.2
Information Security Program. GMS shall maintain a comprehensive, written information security program that contains administrative, technical, organizational, and physical safeguards to protect the confidentiality, security, integrity and availability of Client Data (such program, the “Information Security Program”) that complies with all Data Privacy Requirements. For the avoidance of doubt, this includes Client Data stored on Client IT systems, as well as Client Data stored on GMS systems or its service providers. The security safeguards shall be no less rigorous than those maintained by GMS for its own information of a similar nature. GMS shall provide evidence of this plan to Client for its review. The Information Security Program shall contain at least the following elements:
8.2.1
the designation of one or more employees to maintain the Information Security Program;
8.2.2
the identification and assessment of reasonably foreseeable internal and external risks, and development of safeguards to protect against such risks;
8.2.3
the equivalent oversight of any GMS service providers by requiring such third-party service providers by contract to implement and maintain equivalent security measures;
8.2.4
continuous monitoring of software, systems, and processes used by GMS;
8.2.5
specific secure user authentication protocols;
8.2.6
specific secure access control measures, including requiring multi-factor authentication and regular review of account access to Client Data to ensure proper provisioning and deprovisioning of user access;
8.2.7
encryption of all personal information and PHI (i) transmitted across public networks, (ii) transmitted wirelessly, and (iii) stored on laptops or other portable devices, including backup media;
8.2.8
commercially reasonable up-to-date firewall protection, operating system security patches, and system security agent software;
8.2.9
appropriate ongoing security and privacy education of GMS personnel;
8.2.10
annual reviews of the Information Security Program by GMS and Client with modifications made to ensure safeguards are in place to respond to developing external threats and regulatory requirements (including prompt remediation of any critical- or high-rated vulnerabilities);
8.2.11
at least annual penetration testing by qualified, in accordance with recognized commercial standards, independent third parties of systems used by or on behalf of GMS in the performance of the Services and discussion of the results of the same with Client (including sharing of executive summaries of such testing) as well as prompt remediation of any critical- or high-rated vulnerabilities; and
8.2.12
third-party annual certification of compliance with these requirements or an annual international information security standard certification Client deems equivalent.
8.3
Questionnaires. Client requires its service providers to complete periodic (but not more than once per year, except in the event of a Security Event) security and compliance questionnaires (and any follow-up questions) as a part of its ongoing vendor management protocols. GMS completed this questionnaire and provided it to Client on or prior to the Effective Date, and represents and warrants that the responses contained therein are complete and correct as of the date they were provided, and that GMS will comply with the controls described in response to each questionnaire on an ongoing basis during the Term. GMS shall promptly, fully and accurately, to the best of its knowledge at that time, respond to all such questionnaires (and follow-up questions).
8.4
Security Events. GMS shall provide notice to Client of any reasonably suspected or actual Security Event within 24 hours after GMS becomes aware of such reasonably suspected or actual Security Event. Upon notice, GMS shall fully cooperate with Client and other Service Recipients to respond to and remediate any such Security Event, including providing all relevant information, to the extent known, about the Security Event, as well as assisting in investigating and other reasonably requested support. Subject to Section 11, GMS shall be responsible for the cost of remediating any such Security Event, and shall reimburse each Service Recipient to the extent caused by or attributable to GMS for the following incurred costs:
8.4.1
the preparation and mailing or other transmission of notification to data subjects, governmental authorities, the media, or any other third party regarding the Security Event;
8.4.2
the performance of any security review in connection with the Security Event;
8.4.3
the portion of any fine or other monetary penalty imposed on any Service Recipient by a governmental authority or third party pertaining to the Security Event;
8.4.4
reasonable attorneys’ fees and expenses for addressing any Service Recipient’s obligations related to the Security Event;
8.4.5
call center expenses needed to respond to inquiries from data subjects related to the Security Event;
8.4.6
credit monitoring and/or credit or identity repair services; and the provision of identity theft insurance for data subjects affected by the Security Event in relation to personal information and/or PHI for a period of at least two (2) years; the performance of a forensic investigation regarding the Security Event; and
8.4.7
other remediation expenses and reasonable assistance to data subjects or third parties as required to comply with applicable Law.

Additionally, GMS shall take such actions as may be reasonably requested by Client to understand and minimize the effects of any Security Event, including steps to secure Client Confidential Information and PHI and to determine the scope of the Security Event in a commercially reasonable manner, at GMS’ expense subject to Section 11. Notwithstanding the foregoing, to the extent Client so elects, and to the extent permitted by applicable Law, GMS shall in consultation with Client, perform the activities contemplated by this Section 8.4 in its own name and at its own expense, subject to Section 11.

8.5
Viruses and Disabling Devices GMS shall use industry leading practices to regularly identify, screen, and prevent any Disabling Device in resources used or accessed by GMS or any Service Recipient (if accessed or managed by GMS) in connection with the provision or receipt of the Services and shall not itself knowingly or intentionally install (and shall prevent its Affiliates and Subcontractors from knowingly and intentionally installing) any Disabling Device in resources used by GMS, any Service Recipient, or any GMS Affiliate or Subcontractor, in connection with the provision or receipt of the Services. For the avoidance of doubt, this includes introducing a Disabling Device on any Service Recipient IT systems. A “Disabling Device” is a virus, timer, clock, counter, time lock, time bomb, or other limiting design, instruction, or routine that would purposely and inappropriately erase data or programming or cause any resource to become inoperable or otherwise incapable of being used in the full manner for which such resource was intended to be used. GMS shall assist each Service Recipient in reducing and mitigating the effects of any Disabling Device discovered in any resource related to the provision or receipt of the Services, especially if such Disabling Device is causing a loss of operating efficiency or data. Timers, clocks, counters, and time locks included as part of any commercial software by the manufacturer of that software shall not be considered Disabling Devices for purposes of this Section 8.5.
8.6
International Processing. GMS shall not process, or permit any third party to process, any Client Confidential Information or PHI outside of the United States or otherwise move such Confidential Information or PHI outside of the United States or across any national borders, except as expressly permitted by Client in this Agreement. GMS shall ensure that the processing of personal information outside of the GMS shall not access, store, or process—or permit any third party to access, store, or process—any Client Data outside of the United States or otherwise move such Client Data outside of the United States or across any national borders, except as expressly permitted by Client in this Agreement. GMS shall ensure that the processing of personal information outside of the United States, if any is permitted in this Agreement, complies with the data protection Laws applicable to the relevant jurisdictions including, where relevant, applicable European Laws relating to privacy and/or data protection which are applicable to either party, including: (a) the EU e-Privacy Directive 2002/58/EC as implemented by countries within the European Economic Area (“EEA”); (b) the EU General Data Protection Regulation (EU) 2016/679 (“GDPR”) as implemented by countries within the EEA; and (c) other Laws that are similar, equivalent to, or successors to the Laws that are identified in (a) and (b) above. Outside of the United States and the EEA, GMS shall provide the following enhanced security elements: (i) implementation of enhanced physical security measures including the use of electronic access controls, CCTV, and intrusion detection systems; (ii) logical separation of Client Data from the data of GMS and GMS’ other customers; (iii) prohibition on functioning drives and ports by which Client Data could be copied or saved onto portable electronic media; (iv) prohibition on any local subcontracting of the processing of Client Data; and (v) prohibition on access to personal email and personal Internet access at any workstation capable of accessing Client Data. As used in this Section 8.6, the term “process” (and its corollaries) shall have the meaning set forth in applicable data protection Laws. For avoidance of doubt, to the extent set forth in a Statement of Work, GMS may use its offshore Affiliates in India, subject to prohibitions or limitations imposed by Federal, State, hospital and payor restrictions and obligations.
8.7
Backup and Disaster Recovery. GMS shall commit to establish and regularly test its backup (including validation) and disaster recovery procedures; such disaster recovery procedures to contain agreed upon RPO and RTO commitments and annual testing paradigms.
8.8
Access to and Use of Service Recipient Systems. GMS shall comply with Client’s access and credentialing processes in relation to access and use of Client’s systems.

9.
BUSINESS ASSOCIATE AGREEMENT
9.1
Without limiting the mutual confidentiality obligations herein, contemporaneously with the execution and delivery of this Agreement, GMS and Client shall execute and deliver that certain Business Associate Agreement attached hereto as Exhibit 2.
10.
INDEMNIFICATION
10.1
Indemnification by GMS. GMS shall indemnify, defend and hold harmless Client, its Affiliates, Service Recipients, and its and their respective officers, directors, employees, subcontractors and agents (each, a “Client Indemnitee”) from and against any Losses and Expenses to the extent arising from any third-party Claims alleged or filed against any Client Indemnitee whereby such Claim arose from:
10.1.1
[***];
10.1.2
[***];
10.1.3
[***];
10.1.4
[***];
10.1.5
[***];
10.1.6
[***];
10.1.7
[***]; and/or
10.1.8
[***].
10.2
Indemnification by Client. Client shall indemnify, defend and hold harmless GMS, its Affiliates, Subcontractors and its and their respective officers, directors, employees and agents (each, a “GMS Indemnitee”) from and against any Losses and Expenses to the extent arising from any third-party Claims alleged or filed against any GMS Indemnitee whereby such Claim arose from:
10.2.1
[***]; and/or
10.2.2
[***].
10.3
Indemnification Procedures. If any Claim governed by this Section 10 is threatened or commenced against any Client Indemnitee or GMS Indemnitee (as applicable, an “Indemnitee”), such Indemnitee shall give notice thereof to GMS or Client (as applicable, the “Indemnitor”) promptly after such Claim is threatened or commenced; provided however, that failure to give prompt notice shall not reduce the Indemnitor’s obligations under this Section 10 except to the extent the Indemnitor is prejudiced thereby. After such notice, if the Indemnitor acknowledges in writing to the Indemnitee and the other party that the right of indemnification under this Agreement applies with respect to such Claim, then the Indemnitor shall be entitled, if it so elects in a notice delivered to the Indemnitee and the other party not fewer than [***] days prior to the date on which a response to such Claim is due (except to the extent the Indemnitee failed to provide the Indemnitor at least [***] days’ notice prior to the date on which a response to such Claim is due) to take control of the defense and investigation of such Claim and to employ and engage attorneys of its choice that are reasonably satisfactory to the other party to handle and defend same, at the Indemnitor’s expense. The applicable Indemnitee shall cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom; provided however, that the applicable Indemnitee and the other party may participate, at its and their own expense, on a monitoring, non-controlling basis (solely to the extent the parties’ interests are aligned), through its or their attorneys or otherwise, in the investigation, trial and defense of such Claim and any appeal arising therefrom. No settlement of a Claim that involves a remedy other than the payment of money by the applicable Indemnitee shall be entered into by the Indemnitor without the other party’s prior written consent, which consent may be withheld in such other party’s sole discretion. If an Indemnitor does not assume the defense of a Claim subject to defense as provided in this Section 10, the Indemnitor may participate in such defense, at its expense, on a monitoring, non-controlling basis, and the other party shall have the right to defend, compromise or settle the Claim in such manner as it may deem appropriate, at the Indemnitor’s expense.
11.
LIMITATION OF LIABILITY; DISCLAIMER OF DAMAGES
11.1
Limitation of Liability. NOTWITHSTANDING THE TERMS OF ANY OTHER PROVISION OF THIS AGREEMENT OTHER THAN SECTION 11.3, except as set forth in Section 11.3, the total liability, including Losses and Expenses, of a party arising out of or relating to this Agreement AND THE BUSINESS ASSOCIATE AGREEMENT, whether in contract, tort or otherwise shall be limited to and not exceed the greater of: (a) all Fees and expenses paid by any service recipient in the applicable Statement of Work during the [***] immediately preceding the event from which LIABILITY arose; OR (b) [***].
11.2
Disclaimer of Damages. Except as set forth in SectionS 11.3 and 11.4, [***].
11.3
Limitation of Liability and Disclaimer of Damages Exceptions. Notwithstanding Sections 11.1 and 11.2, the limitation of liability set forth in Section 11.1 and the disclaimer of damages set forth in Section 11.2 shall not apply to:
11.3.1
[***];
11.3.2
[***]; and/or
11.3.3
[***].
11.4
Disclaimer of Damages Exceptions.
11.4.1
[***].

11.4.2
[***].
11.4.3
[***].
11.4.4
[***].
12.
INSURANCE REQUIREMENTS
12.1
By GMS. GMS shall obtain and maintain throughout the Term insurance coverage reasonably acceptable to Client. GMS shall provide evidence of such insurance coverage at the time of the execution and delivery of this Agreement and upon reasonable written request thereafter (no more frequently than annually).
12.2
By Client. Client shall obtain and maintain throughout the Term insurance coverage reasonably acceptable to GMS. Client shall provide evidence of such insurance coverage at the time of the execution and delivery of this Agreement and upon reasonable written request thereafter (no more frequently than annually).
12.3
The insurance coverage limits identified pursuant to the processes set forth in Sections 12.1 and 12.2 may be provided through a combination of primary and umbrella/excess insurance. Any umbrella/excess form must provide terms and conditions equal to or broader than the primary insurance.
12.4
For any policy written on a claims made basis, coverage must be maintained for a period of not less than ten years, if available, beyond the termination of this Agreement.
12.5
Commercial insurance must be written with a carrier licensed to do business in the State of Florida and carrying an A.M. Best rating of A- VII or higher.
12.6
Upon written request, each party will promptly furnish the other party with certificates of insurance evidencing coverage requirements identified pursuant to the processes set forth in Sections 12.1 and 12.2.
12.7
Each party will notify the other as soon as practical in the event of cancellation, non-renewal or material change in any of the insurance coverages required to be maintained pursuant to the processes set forth in Sections 12.1 and 12.2.
13.
INDEPENDENT CONTRACTOR; NO CORPORATE PRACTICE OF MEDICINE; NO REFERRALS
13.1
The relationship between Client, on the one hand, and GMS, on the other hand, shall be that of independent contractors, and nothing in this Agreement is intended to create, nor shall be construed to create, any partnership, joint venture, agency, employment or joint employment relationship between or among such parties and/or their respective personnel.
13.2
Notwithstanding any other term herein or in any exhibits, schedules, appendices or attachments hereto, (a) Service Recipients ‘affiliated physicians, clinicians and other professional staff (collectively, “Medical Professionals”), shall retain the sole authority and the sole obligation to direct all of the medical, professional, and ethical aspects of Medical Professionals, and (b) all matters pertaining to Medical Professionals, including clinical matters, quality of care issues, and matters pertaining to the care delivered to patients shall, as between the parties hereto, remain the sole obligation of Service Recipients’ Medical Professionals and other providers. GMS shall not exercise control over or interfere with the physician-patient relationship maintained between Service Recipients’ Medical Professionals and their patients, which relationship shall be maintained strictly between the applicable Medical Professionals and their patients. GMS shall not interfere with, control, direct, or supervise Service Recipients’ personnel or any of their Medical Professionals in connection with the provision of medical or ancillary services by any such personnel or Medical Professionals. To the extent that any act or Service set forth in this Agreement as required to be performed or provided by GMS is alleged by a third party, construed by a court of competent jurisdiction or by the appropriate licensure bureau or division in Florida to constitute the practice of medicine, (i) the requirement that GMS perform or provide such act or Service shall be deemed waived and unenforceable, (ii) the parties shall determine and, if applicable implement an equitable reduction of Fees payable in respect of such acts or Services, and (iii) notwithstanding any such unenforceability, subject to the foregoing, all other terms and provisions of this Agreement shall remain fully enforceable and in full force and effect.
13.3
Nothing contained in this Agreement, including the benefits delivered by one party to another party hereunder, shall be construed as a solicitation, offer or payment by one party to another party (or its Affiliates) of cash or other remuneration, directly or indirectly, in exchange for, as a requirement for, or in any way contingent upon, the admission, referral or any other arrangement or recommendation of orders for the furnishing of any item or service, including any “designated health services” (as such term is defined 42 U.S.C. § 1395nn, et seq., and the regulations promulgated thereunder) to any patients of any health care practice, provider or facility, owned, managed or operated by GMS or its Affiliates (to the extent applicable) or any other person or entity.
14.
INTELLECTUAL PROPERTY AND RIGHTS TO DELIVERABLES
14.1
Client Ownership.
14.1.1
All materials, policies, processes, know-how, methodologies, software, and deliverables (including reports), and all inventions and copyrightable materials contained therein which GMS, any GMS Affiliate or any Subcontractor prepares or develops for any Service Recipient in the performance of the Services (“Client IP”) shall be the exclusive property of Client, subject to GMS rights to use the same solely to perform the Services under this Agreement. GMS hereby assigns all right, title and interest in and to any such Client IP to Client. GMS shall execute, and shall cause its Affiliates and Subcontractors to execute, all documents and take all steps requested by Client in writing, at Client’s expense, which Client deems necessary or desirable to complete and perfect Client’s ownership and property rights in any Client IP, it being understood that execution of any documents shall be undertaken by such parties at no expense to Client (travel expenses, if any, excluded). For the avoidance of doubt, all materials, policies, processes know-how, methodologies, software and deliverables and all inventions and copyrightable materials contained therein created by any Service Recipient prior to the Effective Date or independent of this Agreement shall be owned by the applicable Service Recipient.

14.1.2
As between the parties, all data accessed or generated or otherwise processed by GMS in the performance of the Services (“Client Data”) shall be owned by Client. For the avoidance of doubt, Client Data includes all Client Confidential Information and PHI. GMS hereby assigns, and shall cause its Affiliates and Subcontractors to hereby assign, all right, title and interest in and to any such Client Data to Client. GMS shall execute, and shall cause its Affiliates and Subcontractors to execute, all documents and take all steps requested by Client in writing, at Client’s expense, which Client deems necessary or desirable to complete and perfect Client’s ownership and property rights in any Client Data, it being understood that execution of any documents shall be undertaken by such parties at no expense to Client (travel expenses, if any, excluded). GMS shall only use Client Data to provide the Services.
14.2
GMS Ownership. Subject to Section 14.1, all materials, policies, processes, know-how, work papers (except to the extent such work papers include Client Confidential Information or PHI), methodologies, inventions and copyrightable materials contained therein, data, software and other materials, including computer programs, software as a service, reports and specifications, provided by or used by GMS in connection with performing the Services, in each case (a) developed or acquired by GMS prior to the commencement of this Agreement, or (b) developed or acquired during the Term that is (i) of general application and does not rely upon, contain or is based upon any Client IP, Client Data or Confidential Information of Client, or (ii) independent of this Agreement, including all intellectual property rights therein is the exclusive property of GMS (“GMS IP”), subject to Service Recipients’ right to use GMS IP for internal use during the Term.
15.
RESPONSIBILITY TO OWN EMPLOYEES
15.1
Of Client.
15.1.1
As between the parties, Client has the sole and exclusive responsibility to provide its employees any salary, compensation or other benefits and to make all appropriate tax, social security, Medicare and other withholding deductions and payments for all Client employees, including the following: (a) federal income tax withholding (including Form 941 and Form W-2 filing requirements); (b) state and/or local income tax withholding; (c) Federal Insurance Contributions Act (FICA); and (d) Federal and State Unemployment Tax Acts (FUTA and SUTA) (including Form 940 and state filing requirements). Client employees shall not be entitled to holiday, vacation or disability pay, or any other benefits offered or provided by GMS to its employees.
15.1.2
Client maintains such employee benefit plans and policies for Client employees as Client deems necessary in the sole exercise of its discretion.
15.2
Of GMS.
15.2.1
As between the parties, GMS has the sole and exclusive responsibility to provide its employees any salary, compensation or other benefits and to make all appropriate tax, social security, Medicare and other withholding deductions and payments for all GMS employees, including the following: (a) federal income tax withholding (including Form 941 and Form W-2 filing requirements); (b) state and/or local income tax withholding; (c)

Federal Insurance Contributions Act (FICA); and (d) Federal and State Unemployment Tax Acts (FUTA and SUTA) (including Form 940 and state filing requirements). GMS employees shall not be entitled to holiday, vacation or disability pay, or any other benefits offered or provided by Client to its employees.
15.2.2
GMS maintains such employee benefit plans and policies for GMS employees as GMS deems necessary in its sole discretion.
16.
RECORDKEEPING AND AUDITS
16.1
Recordkeeping.
16.1.1
General Obligations. GMS shall maintain true, complete, and accurate records and books of account with respect to GMS’ performance of the Services (including records or books relating to invoicing, operational activities and service performance metrics) that use generally accepted accounting principles (“GAAP”) and are in compliance in all material respects with all applicable Laws. Such records and books of account, and the accounting controls related thereto shall be: (a) accessible and available to Client upon at least thirty (30) days advance notice in order to conduct the audits set forth in this Agreement; and (b) maintained by GMS at a principal business location reasonably acceptable to Client. If GMS ceases to exist as a legal entity, such records and books pertaining to this Agreement shall be forwarded to the surviving entity in a merger or acquisition, or in the event of liquidation, to Client. GMS shall retain for a period of seven (7) years after the date of creation of records for Services rendered hereunder (including any Services with respect to Disentanglement), or such longer period as may be required by applicable Law, all records and information required to verify amounts invoiced under this Agreement and GMS’ and its Subcontractors’ compliance with applicable Law in its performance under this Agreement. The obligations and requirements of this Section 16.1.1 shall apply to all Subcontractors.
16.1.2
Access and Remedy. Each Service Recipient, or each Service Recipient’s Auditors, who shall not be direct competitors of GMS, shall be granted access to the aforesaid records for the purpose of verifying the accuracy of GMS’ invoicing and contractual compliance, upon at least thirty (30) days advance notice to GMS and in such a manner so as not to interfere with GMS’ operations. All such audits and verifications, notwithstanding anything to the contrary elsewhere in this Agreement, shall not include access to GMS, any GMS Affiliate’s or Subcontractor’s Confidential Information except to the extent necessary to confirm the accuracy of GMS’ invoices or the extent of GMS’ legal and contractual compliance. Subject to the foregoing, GMS shall grant each Service Recipient and its representatives commercially reasonable access to the relevant portion of GMS’ books, records, documents, data, or information, and, with the prior consent of GMS (which will not be unreasonably withheld, conditioned or delayed), access to relevant GMS personnel, as they relate to amounts invoiced, invoices submitted, or the extent of GMS’ compliance with this Agreement, or as such access to personnel, books, records, documents, data, and information may be required (excluding any internal costs or other customer information) in order for each Service Recipient to ascertain any facts relevant to determining the accuracy of GMS’ invoicing hereunder, including facts with regard to verification of Fees (and components and calculations thereof).
16.2
Financial Audits. Each Service Recipient (or each Service Recipient’s Auditors), at each Service Recipient’s cost and expense, may conduct an examination of GMS’, its Affiliates’ and Subcontractors’ Fees and invoices to verify the accuracy of invoices, Fees charged, and payments collected hereunder. All such audits shall be conducted with at least thirty (30) days advance notice. If any such Fees audit reveals an overcharge (net of any undercharges) to Service Recipients with respect to the Fees, then GMS shall review and if it agrees with the findings: (a) GMS shall promptly refund such overcharge or issue to Client or its designee a credit for such overcharge; and (b) if such overcharge represents, as to any invoice(s), more than [***] percent ([***]%) of the amounts that should have been charged under such invoice(s), then GMS shall promptly refund to Client or its designee, or issue to Client or its designee a credit for, an amount equal to the reasonable cost of the audit. If GMS disagrees with any such findings, it shall notify Client in writing of the same within thirty (30) days after receipt of such findings identifying with specificity its disagreement and the parties shall make a good faith effort to resolve such Dispute through the applicable Governance Procedures prior to taking additional actions permissible under this Agreement or applicable Law.
16.3
Third Party Audit. If any Service Recipient or GMS is required to disclose any books and records to any third party related to this Agreement in connection with an audit by any such third party, the notified party shall promptly notify the other party of the nature and scope of such third party request and shall cooperate and make available, to the extent permitted by Law, all of the books and records disclosed in connection with the third party audit.
16.4
Audits and Findings. To the extent a Service Recipient receives a PEPPER report, CERT Letter or any other commercial or government payor report or correspondence, the subject of which relates to the Services, Client shall (a) promptly notify GMS of the receipt of such reports, (b) share with GMS the results of any audits or inquiry related to the data presented in such reports, and (c) allow GMS to participate in any corrective action plans that relate to the Services.
16.5
Operational and Security Audits. Service Recipients (or Service Recipients’ Auditors), at Service Recipients’ cost and expense, may engage such Auditors as the same shall deem appropriate to participate in operational and/or security audits (excluding penetration testing). Any such operational and/or security audit shall be conducted in a reasonable manner upon at least thirty (30) days advance notice. If any such audit reveals an inadequacy or insufficiency of GMS’ performance, including performance in connection with any operational or security obligations of GMS as set forth in this Agreement, GMS shall promptly develop and provide to Client a reasonable and detailed corrective action plan and promptly thereafter implement such plan in accordance with its terms.
16.6
Provision of GMS Audit Reports. GMS shall provide Client, annually, with a copy of the report of an independent audit conducted in relation to the systems, procedures and internal controls of GMS, its Affiliates and Subcontractors, and their respective compliance with the requirements of this Agreement. Such report shall take the forms of: (a) a Statement on Standards for Attestation Engagements (SSAE), System and Organization Controls (SOC1 or SOC2), Type II Report (covering the most recent 12-month period); (b) an International Standard on Assurance

Engagements (ISAE) No. 3402, Assurance Report on Controls at a Service Organization, Type II Report (covering the most recent 12-month period); or (c) a current International Organization for Standardization (ISO) 27001 Certificate; and (d) a current ISO 23001 Certificate (unless submitting a SOC2 report (above) covering ‘Availability’ and ‘Integrity’ trust principles); and (e) a NIST 800-171 attestation; or (f) with Client’s approval, an equivalent of any of the foregoing reports or certificates. If requested in writing by any Regulator, GMS shall also provide a copy of the auditor’s associated working papers except to the extent such working papers are subject to a valid privilege claim. Additionally, Client and/or any Regulator may require GMS, its Affiliates and/or any Subcontractors to expand the scope of such report or provide other information or cooperation and GMS shall, and shall procure that each of its Affiliates and Subcontractors shall, promptly do so.
16.7
Client and Regulator Audit Rights. GMS shall, and shall procure that each of its Affiliates and Subcontractors shall throughout the Term and for 12 months thereafter: (a) allow Client to conduct (either itself or through a third party) an on-site audit of: (i) GMS’, its Affiliates’ and/or Subcontractors’ systems, procedures and internal controls used, and records kept, in connection with its provision of any Services (including the right to take copies of such records); and (ii) GMS’, its Affiliates’ and/or Subcontractors’ compliance with the requirements of this Agreement; and (b) provide access to GMS personnel and its external Auditors and all reasonable cooperation in connection with any such audit. GMS shall, and shall procure that each of its Affiliates and Subcontractors shall, allow any Regulator (either itself or through a third party) to exercise the same rights to audit (and be given the same access and cooperation) as set out above. Any audit shall be conducted during normal business hours and upon at least thirty (30) days advance notice, unless a Regulator requires shorter notice or in the case of investigations of reasonable suspicion of fraud or business irregularities of a potentially criminal nature, or relating to Client’s or any other Service Recipient’s data protection requirements.
16.8
Corrective Actions. If, following any audit, Client notifies GMS that GMS or its relevant Affiliate or Subcontractor is non-compliant with any provisions of this Agreement, GMS shall, or shall procure that such Affiliate or Subcontractor (as applicable) shall, promptly make all necessary changes to ensure compliance. Failure to promptly make all necessary changes to ensure compliance shall be a material breach of this Agreement.
17.
NON-SOLICITATION

Unless otherwise specified in a SOW, Client and GMS agree that, during the Term and for a period of [***] following termination or expiration of the Agreement, neither party will, except with the other party’s prior written approval, directly or indirectly through a third party, solicit or hire any employee or staff member of such other party including employees of Client or GMS, respectively. Nothing contained herein will prohibit any party from employing an individual who responds to a general advertisement for employment (whether or not made by a professional search firm).

18.
AFFILIATES; SUBCONTRACTORS

In connection with each Statement of Work, GMS shall obtain Client’s prior written consent to GMS’ use of any Affiliates or Subcontractors in the performance of the Services, such consent shall not be unreasonably withheld. Identification of any Affiliate or Subcontractor in a fully executed SOW shall be deemed written consent, subject to prohibitions or limitations imposed by Federal, State, hospital and payor restrictions and obligations.

19.
MISCELLANEOUS PROVISIONS
19.1
Entire Agreement. This Agreement, including any schedules, appendices, exhibits and Statements of Work executed after the Effective Date, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect hereto and there. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which is not included herein, and that no other agreement, statement, or promise not contained in this Agreement or referred to herein shall be valid or binding.
19.2
Notices. All communications and notices hereunder shall be in writing and shall be sufficient in all respects if delivered personally, by electronic mail with a “Read Receipt” confirmation, by certified mail with return receipt, or by commercial overnight delivery service with confirmation, delivered to the respective parties at the following addresses or to such other address as may be given by a party to the other pursuant hereto.

GMS: Guidehouse Managed Services LLC

Attn: [***]

Email: [***]

1676 International Drive, Suite 800

McLean, VA 22102

With a copy to: Office of General Counsel

Guidehouse Inc.

Same address

Client: PMG Services, Inc.

Attn: [***]

1301 Concord Terrace

Sunrise, FL 33323

Email: [***]

With a copy to: General Counsel

1301 Concord Terrace

Sunrise, FL 33323

[***]

19.3
Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by both of the parties hereto, and waiver of any one provision hereof shall not be deemed to be a waiver of any other provision. This Agreement or any part hereof, including each Statement of Work, may be amended or waived only by an instrument in writing properly executed by both parties hereto. Services may be modified, adjusted or otherwise redirected as deemed appropriate by the parties, provided that all such changes shall be included as amendments executed by both parties.
19.4
Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof. To the extent a party seeks injunctive relief, any such proceeding shall be brought in a state or federal court located in Broward County, Florida. The parties hereby submit to the jurisdiction of such courts.
19.5
Cooperation. Each party shall cooperate fully and provide assistance to the other party in the event of any investigation, complaint, claim, action, or proceeding which may be brought by any Affiliate of a party, any third party, any party’s or its Affiliate’s personnel or any Subcontractor or Service Recipient subcontractor.
19.6
Assignment. Neither party may assign this Agreement or any of its rights or delegate any of its obligations under this Agreement without prior written consent of the other party (which consent may not be unreasonably withheld, conditioned or delayed), and any such attempted assignment shall be void. Notwithstanding the foregoing, a party may assign (a) all of its rights or delegate all of its obligations under this Agreement to an Affiliate, or (b) to a surviving entity with or into which a party may merge or consolidate, or an entity to which a party transfers all, or substantially all, of its business and assets. Subject to this Section 19.6, this Agreement, and all of the terms and provisions hereof, will inure to the benefit of and be binding upon the parties, and their permitted successors and permitted assigns. Any assignee of this Agreement must confirm in writing to the non-assigning party that the assignee has assumed all of the assigning party’s duties and obligations under this Agreement.
19.7
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any one or more of the provisions of this Agreement are for any reason held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and shall remain in full force and effect, and the invalid, illegal or unenforceable provision shall be replaced by a valid, legal and enforceable provision that comes closest to the parties’ intent underlying the invalid, illegal or unenforceable provision.
19.8
Captions. The various heading and captions in this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.
19.9
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
19.10
Publicity. Client and GMS shall each submit to the other all advertising, written sales promotion, press releases and other publicity matters relating to this Agreement in which the other party’s name or mark is mentioned or language from which the connection of such name or mark may reasonably be inferred or implied, and will not publish or use such advertising, sales promotion, press releases, or publicity matters without prior written approval of the other party in each instance, which approval may be withheld in the other party’s sole discretion. The parties shall keep the terms of this Agreement strictly confidential, and shall not disclose to any third party, either directly or indirectly, the terms of this Agreement without the approval of the other party, provided either party may disclose the terms of this Agreement without the approval of the other party to its financial and legal advisors (who are under obligations of confidentiality). Except as set forth in this Section 19.10, any approval required under this Section 19.10 shall not be unreasonably withheld, conditioned or delayed. Notwithstanding any other provision in this Agreement to the contrary, either party may disclose this Agreement and the terms and conditions hereof, make filings, issue press releases and conduct earnings calls without the prior approval of the other party and use the other party’s name or mark or language from which the connection of such name or mark may reasonably be inferred or implied whenever required by reason of legal, accounting or regulatory requirements, including the requirements of the U.S. Securities and Exchange Commission or any national securities exchange on which a party’s securities are listed.
19.11
Contingency Fees/Guarantees. Neither party can predict or warrant a particular outcome related reimbursement from federal or state funded healthcare programs and compensation for Services rendered is not dependent upon such outcomes.
19.12
Third Party Beneficiaries. Except for Service Recipients and indemnified parties, this Agreement does not and is not intended to confer any rights or remedies upon any person or entity other than the parties.
19.13
Force Majeure. Neither party shall be deemed in default of any provision of this Agreement or be liable for any delay, failure in performance, or interruption of the Services to the extent resulting directly or indirectly from acts of God, electronic virus attack or infiltration, civil or military authority action, civil disturbance, war, epidemic, strike and other labor disputes, fires, floods, other catastrophes, and other forces beyond its reasonable control (each, a “Force Majeure Event”) making it commercially impracticable to perform its obligations of this Agreement. Notwithstanding the foregoing, “Force Majeure Event” expressly excludes any event with respect to which GMS could reasonably have prevented the event’s detrimental consequences by using commercially reasonable efforts to prepare for the effects of events of such kind.
19.14
Key Terms for Statement of Work #2. Due to the fact that the parties will execute this Agreement along with SOW #1 earlier than they execute SOW #2, it is the parties desire to document certain key terms related to the Services to be provided under SOW #2; such key terms are set forth in Exhibit 3 and Exhibit 4 attached hereto and incorporated herein.
19.15
Execution of Certain Agreements. Contemporaneously with the execution and delivery of this Agreement, the parties shall execute and deliver SOW #1 attached hereto as Exhibit 5 and the Business Associate Agreement attached hereto as Exhibit 2.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed by duly authorized individuals as of the Effective Date.

Guidehouse Managed Services LLC

By: _/s/ Ian Stewart________________________________

Print Name: Ian Stewart

Print Title: Partner

Date: 04/19/2024

PMG Services, Inc.

By: _/s/ C. Marc Richards___________________________

Print Name: C. Marc Richards

Print Title: Executive Vice President & Chief Financial Officer

Date: 4/19/2024